Exhibit 99.1

FOR IMMEDIATE RELEASE

Tekkorp Digital Acquisition Corp. Receives Notice from Nasdaq

Related to Delayed Filing of Annual Report on Form 10-K

LAS VEGAS, NV, April 20, 2021 — Tekkorp Digital Acquisition Corp. (Nasdaq: TEKK) (the “Company”) received on April 15, 2021 a notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that, as a result of not having timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Form 10-K”), the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic financial reports with the Securities and Exchange Commission (“SEC”).

The Notice has no immediate impact on the listing of the Company’s securities, which will continue to trade on Nasdaq, subject to the Company’s compliance with the other continued listing requirements of Nasdaq. Under the Nasdaq Listing Rules, the Company has 60 calendar days from the date of the Notice to submit a plan to regain compliance. If Nasdaq accepts the plan, Nasdaq can grant the Company an exception of up to 180 calendar days from the due date of the Form 10-K, or until October 12, 2021, to regain compliance.

As previously disclosed by the Company, the Company is currently evaluating the accounting treatment of its warrants based on guidance from the SEC staff issued in a public statement on April 12, 2021 that highlighted the potential accounting implications of certain terms that may be common in warrants included in special purpose acquisition company transactions and discussed related financial reporting considerations. The Company is determining what effects such guidance will have, if any, on the Form 10-K. The Company plans to file the Form 10-K as soon as practicably possible.

Forward Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to the Company or its management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to the Company or persons acting on its behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investor Contact:
Matthew Davey

Chief Executive Officer

Tekkorp Digital Acquisition Corp.

1980 Festival Drive, Ste #300

Las Vegas, Nevada 89135

+1.702.879.9687

Media Relations:
Red Knot Communications
Tekkorp@redknotcomms.com